Exhibit 99.1

During the fourth quarter of 2012, the Company announced its plan to sell its HemoCue diagnostics products business and completed the sale of its OralDNA salivary-diagnostics business. As a result, the results of operations for HemoCue and OralDNA were reported as discontinued operations, and therefore, are excluded from the accompanying reconciliation for all periods presented.

Adjusted amounts for diluted earnings per common share represent the Company's results before the restructuring and integration charges and CEO succession costs. Adjusted measures are presented because management believes those measures are useful adjuncts to reported results under accounting principles generally accepted in the United States when comparing results of operations from period to period. Adjusted measures should not be considered as an alternative to the corresponding measures determined under accounting principles generally accepted in the United States. The following reconciliation reconciles reported results to adjusted results.

	As Reported (a)	Restructuring and Integration Charges (b)	CEO Succession Costs (c)	As Adjusted
Three Months Ended March 31, 2012
Diluted earnings per common share from continuing operations	$0.97	$0.05	$0.03	$1.05

Three Months Ended June 30, 2012
Diluted earnings per common share from continuing operations	$1.09	$0.05	$0.01	$1.15

Three Months Ended September 30, 2012
Diluted earnings per common share from continuing operations	$0.98	$0.17	$—	$1.15

Three Months Ended December 31, 2012
Diluted earnings per common share from continuing operations	$0.87	$0.14	$—	$1.01

(a)
Represents diluted earnings per common share from continuing operations as reported in the Quarterly Operating Results (unaudited) included in the Company's Form 10-K for the fiscal year ended December 31, 2012.

(b)	Represents costs primarily associated with workforce reductions and professional fees incurred in connection with further restructuring and integrating our business.

(c)	Principally represents accrued severance and accelerated vesting of equity awards in connection with the succession of our prior CEO.